Exhibit 99.1 NEWS RELEASE
Contact:	Jack Eversull
The Eversull Group
972-378-7917
972-378-7981 (fax)

E-mail:	jack@theeversullgroup.com
Web Site:	www.atsi.net

ATSI Reports 3rd Quarter FY2009 Results

San Antonio, Texas – June 16, 2009 – ATSI Communications, Inc. (OTCBB:ATSX) today announced results for the third fiscal quarter ended April 30, 2009.  Revenue was $3.6 million for the 3rd quarter and $16.2 million for the nine months ended April 30, 2009.  Gross profit was $199,000 for the 3rd quarter and $1,239,000 for the nine month period ended April 30, 2009. Adjusted for non-cash items, Non-GAAP net loss for the third fiscal quarter of 2009 was $304,000 and non-GAAP net loss for the nine months ended April 30, 2009 was $365,000.  The Company incurred $114,000 in non-cash expenses during the quarter ended April 30, 2009 and $450,000 on a year to date basis for the current fiscal year.  Non-cash expenses incurred include depreciation, amortization, interest, bad debt, and stock based compensation.  Operating Income for the quarter was decreased due to uncollectible accounts being charged to allowance for bad debt expense. The Company’s cash position remained strong with $1.4 million in cash and cash equivalents at the end of the period.

The key factors negatively impacting the Company during the first half of the year continued into the 3rd quarter.  Results were also affected during the most recent quarter by the Company’s initiative to improve call quality and the average call duration (“ACD”) of calls processed on its network. These measures included eliminating vendors from its routing and streamlining many of the routes offered to its customers.   These actions have already produced a significant improvement in average call duration (“ACD”) when comparing January 2009 to April 2009.   The Company also experienced a 20% month over month increase in volume of minutes during the 3rd quarter when comparing February 2009 to April 2009.

Arthur L. Smith, CEO of ATSI, stated, “Although the actions taken during the period had a negative impact on our financial performance during the quarter, we are confident these initiatives will lead to long-term operational and financial improvements.  Future improvements will also include other cost cutting measures we are evaluating as part of our continued effort to reduce expenses.”

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principals, or GAAP, ATSI uses non-GAAP measures of operating income (loss), net income (loss) and income (loss) per share, which are adjustments from results based on GAAP to exclude non-cash expenses, including non-cash stock-based compensation in accordance with SFAS 123R. ATSI’s management believes the non-GAAP financial information provided in this release is useful to investors’ understanding and assessment of ATSI’s on-going core operations and prospects for the future. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Management uses both GAAP and non-GAAP information in evaluating and operating business internally and as such deemed it important to provide all this information to investors.

Net income before non-cash items is not a term defined by generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measurements used by other companies. Such non-GAAP measures should be considered in addition to, and not as a substitute for, performance measures calculated in accordance with GAAP.

ATSI Communications, Inc. operates through its wholly owned subsidiary, Digerati Networks, Inc.  Digerati Networks is a premier global VoIP carrier serving rapidly expanding markets in Asia, Europe, the Middle East, and Latin America, with an emphasis on Mexico.  Through Digerati’s partnerships with established foreign carriers and network operators, interconnection and service agreements, and a NextPoint powered VoIP network, ATSI believes it has clear advantages over its competition.  ATSI also owns a minority interest of a subsidiary in Mexico, ATSI Comunicaciones, S.A. de C.V., which operates under a 30-year government issued telecommunications license.

The information in this news release includes certain forward-looking statements that are based upon management’s expectations and assumptions about certain risks and uncertainties that can affect future events.  Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ material from managements those contained in this news release.  The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or termination of transmissions in foreign countries.